Exhibit (P)(34)

AXA Investment Managers, Inc.

Code of Ethics

I.	CONFLICTS OF INTEREST

1.0	CODE OF ETHICS

1.1 Introduction

Adviser and all of its Employees owe a fiduciary duty to Adviser’s clients. As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of Adviser’s clients.

Accordingly and in order to comply the requirement set forth in Rule 204A-1 of the Advisers Act, Adviser has adopted this Code of Ethics (the “Code”) which:

•	Seeks to place the interests of Adviser’s clients over the interests of any Employee;

•	Imposes standards of business conduct for all Employees;

•	Requires Employees to comply with the Federal Securities Laws;

•	Regulates Employee personal Securities transactions;

•	Requires reporting and review of personal Securities transactions; and

•	Requires Employees to report violations of the Code and determines consequences for the failure to comply.

This Code uses various defined terms. Some of those terms are defined in the body of the Code. In addition, other terms are defined in the Definitions section found at the end of the Code.

1.2 Employees to Whom This Code Applies

This entire Code applies to all Employees of Adviser except for certain of the reporting or preclearance portions of this Code, which apply only to Access Persons, as described below. Employees are required to retain a copy of this Code.

1.3 Business Conduct Standards

Employees are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

1.3.1 Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for Adviser, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Employee shall (i) misuse material, non-public information whether obtained in the course of business activities for Adviser or otherwise; (ii) employ any device, scheme or artifice to defraud clients of Adviser; (iii) make any untrue statement of a material fact to clients or potential clients of Adviser; (iv) engage in any act, practice, or course of business which operates to defraud or deceive clients or potential clients of Adviser; (v) engage in any manipulative practice with respect to clients or potential clients of Adviser; or (vi) misappropriate any assets or investment opportunities of a client.

1.3.2 Unlawful Actions

It is unlawful or any Employee, in connection with the purchase or sale, directly or indirectly, by the person of a Covered Security to be Held or to be Acquired by a Adviser Client Account:

To employ any device, scheme or artifice to defraud the Client Account;

To make any untrue statement of a material fact to the Client Account or omit to state a material fact necessary in order to make the statements made to the Client Account, in light of the circumstances under which they are made, not misleading;

To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Client Account; or

To engage in any manipulative practice with respect to the Client Account.

1.3.3 Place the Interests of Client Accounts First

Adviser has a fiduciary duty to place at all times the interests of Adviser’s clients first. As fiduciaries you must scrupulously avoid serving your own personal interests ahead of the interests of Adviser’s clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client.

1.3.4 Confidentiality

Employees must maintain the confidentiality of sensitive non-public and other confidential information entrusted to them by Adviser or AXA Group or their respective customers and must not disclose such information to any persons except when disclosure is authorized by Adviser or mandated by law other than to (1) other employees who have an “need to know” in connection with their duties, or (2) persons outside Adviser (such as attorneys, accountants or other advisers) who need to know in connection with a specific mandate or engagement from Adviser or AXA Group or who otherwise have a valid business or legal reason for receiving it and have executed appropriate confidentiality agreements. Confidential information includes all non-public information that might be of use to competitors, or harmful to Adviser or AXA Group or their respective customers, if disclosed. It also includes our intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to us. The obligation to preserve confidential information continues even after your employment with Adviser ends.

To safeguard confidential information, Employees should observe the following procedures:

1)	Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to material non-public information.

2)	Papers relating to non-public matters should be appropriately safeguarded.

3)	Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained.

4)	Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places.

5)	E-mail messages and attachments containing material non-public information should be treated with similar discretion and awareness of the recipients.

For further details on the treatment of material non-public information and recommendations, please refer to the “Insider Trading Policy”.

1.4 Compliance with Federal Securities Laws

Employees must obey all laws and regulations applicable to Adviser’s business, including but not limited to, the Federal Securities Laws. Employees are responsible for reading, knowing and adhering to Adviser’s compliance policies which implement the mandates of these laws. In addition, Adviser expects all employees to exercise sound judgment in the performance of their duties. If in doubt about the legality or ethics of any conduct, please contact the CCO to request guidance.

1.5 Compliance with Foreign Corrupt Practices Act

Employees should be aware that practices may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of normal value), may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government’s behalf. Therefore, employees must be aware of and adhere to the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where Adviser (or AXA Group) conducts business.

It is strictly against AXA Group’s policy for employees to give money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any connection with AXA Group’s business relationship. Such actions are prohibited by law in many jurisdictions. It is the responsibility of all Employees to adhere to the laws and regulations applicable in the jurisdictions where they do business.

For further guidance on donations to domestic political campaigns, please refer to Adviser’s Policies and Procedures on “Pay-to-Play.”

1.6 Personal Trading Activity

Your personal Securities transactions must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility. Accordingly, you must comply with the personal trading policies and procedures set forth in the Code. Doubtful situations should be resolved against your personal trading.

1.6.1 Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of Adviser for any of its Employees to engage in any act, practice or course of business in connection with the purchase or sale of any Securities for an Employee Account which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts. Two common examples of such prohibited activities are described below. However, any fraudulent practice in connection with the purchase or sale of Securities for Employee Accounts is prohibited by the Federal Securities Laws and Adviser. Employee Account is defined at the end of this Code. However, generally, it includes but is not limited to 1) each Employee’s personal account; and 2) any account of any member of an Employee’s family residing with him/her; or 3) any other account including a trust or partnership, over which the Employee or his or her family member exercises investment discretion.

1.6.2 Common Examples of Fraudulent Personal Trading

General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for Client Accounts, which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws. Examples of front-running or scalping include:

1)	An Employee Account uses knowledge of a future purchase of a security for a Client Account and acquires direct or indirect ownership in the security before the Client Account buys the security.

2)	An Employee Account uses knowledge of a future sale of a security by a Client Account and sells (short or long) the security before the Client Account sells the security.

1.6.3 General Prohibition Against Trading Client Accounts to Benefit Employees

The practice of trading a Client Account for the purpose of benefiting an Employee’s Account is prohibited by the Federal Securities Laws.

1.6.4 Blackout Period

There is a blackout period applicable to Access Person Accounts relating to certain trades by Adviser of newly-issued high yield bonds for Client Accounts. There may be blackout periods relating to other trading activities of Adviser at the discretion of the CCO. Details of the blackout period will be provided by compliance to Employees periodically.

The blackout period will be enforced by compliance through its oversight of the Restricted List. Any profits realized on trades which violate this policy may be required to be disgorged at the discretion of the Board.

The blackout period does not apply to any Employee Account in which the Employee and his or her family member have no investment discretion and any trades made by an Employee Account under a DRIP program or Automatic Investment Program (collectively “Automatic Trades”).

1.6.5 Ban on Short-Term Trading

Employee Accounts are not allowed to profit from the purchase and sale, or sale and purchase, of the same security or to have a roundtrip purchase and sale of the same security within 90 calendar days without the prior consent of compliance. For example, compliance may acquiesce to such short-term trade if the sale is at a loss to the Employee Account. Any profits realized on such short-term trades may be required to be disgorged.

1.6.6 Pre-clearance of Personal Securities Transactions

Access Persons must pre-clear all trades in their Access Person Account including, without limitation, transactions in Initial Public Offerings, Limited Offerings, private placements (including AXA IM High Yield Fund, LLC) or shares of Restricted Securities on the Restricted List, in the manner described below unless the trade falls under one of the exemptions described below or is otherwise specifically exempted by the Chief Compliance Officer from these requirements. However, these clearance requirements do not apply (i) to receipt of gifts or bequests of securities (i.e. those which are entirely not controlled by the owner of the Access Person Account) or (ii) to any of the transactions listed on Appendix D or Appendix E hereto.

Except as otherwise set forth herein, before an Access Person or his or her family member executes a trade for an Access Person Account in a security, the Access Person must obtain consent from compliance either in writing or through compliance’s online portal. The designated compliance officer for preclearance may only grant such consent if the proposed trade does not violate the blackout period, described above in section 1.6.4, above, and if the trade does not involve an issuer on the Restricted List. Before granting such consent the designated compliance officer for preclearance must also consider whether there is any other conflict of interest that should prevent the Access Person from transacting in the security.

1.6.7 Pre-notification of Certain Securities Transactions

Before an Access Person or his or her family member executes a trade for an Access Person Account in one of the securities listed on Appendix D hereto, the Access Person must notify compliance of such transaction in writing, but does not need to obtain preclearance. Pre-notification is not required for the transactions listed on Appendix E hereto.

1.6.8. Reporting of Personal Securities Transactions by Access Persons

Persons are under a duty to complete and provide the reports described below unless specifically exempted by the CCO.

1.6.9 Initial and Annual Holdings Reports

All Access Persons are required to report or provide access to brokerage accounts and holdings in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership Interest.

(a)	For Access Persons with account(s) to which the CCO or his designee has been given access to review through compliance’s online portal, such Access Persons must submit an electronic acknowledgement, within 10 days of becoming an Access Person and on or before February 14 in each year thereafter, confirming that each account to which the CCO has review access is the correct Access Person Account and that there are no accounts to which the CCO does not have review access. Access granted through mycomplianceoffice.com shall provide no less information than is required by the Initial and Annual Holdings Reports, as set forth below.

(b)	For Access Persons with accounts not described in paragraph (a) above, Initial Holdings reports must be submitted by such Access Person within 10 days of becoming an Access Person, with information current as of a date no more than 45 days prior to the date that person became an Access Person, and annually thereafter. Annual Holdings Reports must be submitted to the Chief Compliance Officer or his designee on or before February 14 of each year and the information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. The Initial and Annual Holdings Reports must contain, at a minimum, the following information:

the title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership Interest;

the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and

the date the Access Person submits the report.

With respect to an account(s) in which the Access Person holds only Non-Reportable Securities, the Access Person need only provide: (i) the name of the broker-dealer or bank with whom the account is held; (ii) the account number; and (iii) the name on the account.

In lieu of providing information regarding required Covered Securities holdings and account information on the Initial and Annual Holdings Report, an Access Person may submit a duplicate account statement containing all the information required in the Report provided that the Access Person checks the appropriate box on the Initial and Annual Holdings Reports indicating that the Access Person has submitted the account statements and signs and submits such Reports and account statements in a timely manner. The Initial Holdings Report form is contained in Appendix F to this Code and the Annual Holdings Report form is contained in Appendix G to this Code. If you have a question about whether you have a Beneficial Ownership Interest in a security, please contact the CCO.

1.6.10 Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, each Access Person with an account not described in section 1.6.9(a) above must complete and submit a Quarterly Transaction Report to the CCO or his designee (provided that he does not otherwise have access to the relevant Access Person Accounts through compliance’s online portal) that contains, at a minimum, the following information (if applicable) regarding each transaction in a Covered Security in which the Access Person has a Beneficial Ownership Interest:

the date of the transaction;

the title, and as applicable the exchange ticker symbol or CUSIP number;

interest rate and maturity date;

number of shares, and principal amount of each Covered Security involved;

the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

the price of the Covered Security at which the transaction was effected;

the name of the broker, dealer or bank with or through which the transaction was effected; and

the date the Access Person submits the report.

The Quarterly Transaction Report form is contained in Appendix H to this Code. If you have questions about whether you have a Beneficial Ownership Interest in a security, please contact the CCO.

1.6.11 Exceptions from Reporting Requirements

An Access Person is not required to submit:

Any transaction or holdings report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

A transaction report with respect to transactions effected pursuant to an automatic investment plan.

1.6.12 Mandatory Closing Out of Employee Positions

Adviser reserves the right to require an Employee to liquidate or otherwise close-out a position in an Employee’s personal account at the Employee’s expense if it is determined that any of their investments violate any of the provisions of this Code. Even though a particular transaction may not be explicitly prohibited by this Code, Adviser reserves the right to restrict trading in any financial instrument and/or require an employee to liquidate any position held in any Employee Account (whether at a profit or loss) and disgorge any profit earned.

1.6.13 Monitoring and Compliance Review

The CCO, or his designate, shall review the account statements and the reports required to be made pursuant to the reporting section of this Code and the preclearance documents completed by Access Persons pursuant to section 1.6 above. Following such review, the designee shall report his or her findings to the CCO.

The CCO shall maintain a list of Access Persons as defined in Rule 204A-1 under the Advisers Act. Such list shall be updated as appropriate.

Adviser is required by law to keep a record of all violations of the Code including the failure by an Employee to submit a transaction or holding reports in the manner required by the Code. The SEC has access to that record during an examination.

1.7 Reporting of Violations

Adviser is required by law to keep a record of all violations of this Code including the failure by an Employee to submit a transaction or holding reports required by this Code on time. If you become aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you must report such violation(s) or potential violation(s) promptly to the CCO. Failure to report any violation(s) of this Code that you are aware of in a prompt manner will be considered itself a violation of this Code and subject to remedial action at the discretion of the Board. If in doubt about the legality or ethics of any conduct, please contact the CCO to request guidance. In addition you may use the escalation process set forth in the AXA IM Global Incident Escalation Standard. If you have witnessed a violation of federal securities law you may be eligible to participate in SEC’s whistle blowing program that goes into effect on August 12, 2011. Under this program the SEC is required to pay a monetary reward to qualified whistleblowers for the voluntary provision of original information about a violation of federal securities law to the SEC.

1.8 Definitions

Capitalized terms used in this Code and not otherwise defined have the meanings set forth below.

“Access Person” is defined by the Advisers Act to mean any supervised persons of an investment advisor who (1) has access to nonpublic information regarding any advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (2) is involved in making securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic. A list of Access Persons is maintained by the CCO.

“Access Person Account” means any account in which an Access Person has a direct or indirect Beneficial Ownership interest in the Securities held in the account unless such an account is specifically excluded from this Code’s requirements by the CCO. An Access Person Account is also an Employee Account for purposes of the Code. An Access Person Account does not include any account over which the Access Person has no direct or indirect influence or control and in which transactions are effected without the Access Person’s prior notification.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means any interest in securities where a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such securities. While the definition of “Pecuniary Interest” is complex, an Employee generally has a pecuniary interest in securities if such Employee has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. Appendix P to this Code gives examples of an indirect Pecuniary Interest in securities.

“Board” means the Board of Directors of Adviser.

“Client Account” means any separate account, commingled fund, mutual fund or carve-out therefrom managed by Adviser in its capacity as an investment adviser or sub-adviser.

“Covered Security” means any Security other than Non-Reportable Securities.

“Covered Security to be Held or to be Acquired by an Adviser Client Account” means any Covered Security which, within the most recent 15 days:

is or has been held by an Client Account; or

is being or has been considered by Adviser for purchase by an Client Account.

“Employees” means employees of Adviser; provided, however, that any off-site employees of Adviser who do not have day-to-day involvement with Adviser’s investment management business are excluded from the scope of this Code.

“Employee Account” means any account in which an Employee has a direct or indirect Beneficial Ownership interest in the Securities held in the account unless such an account is specifically excluded from this Code’s requirements by the Chief Compliance Officer. An Employee Account does not include any account over which the Employee has no direct or indirect influence or control or in which transactions are effected without the Employee’s prior notification.

“Federal Securities Laws” means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

“Non-Reportable Securities” means and includes the following: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies (including mutual funds and some, but not all, exchange traded funds) unless Adviser or a control affiliate acts as investment adviser or principal underwriter for the fund; and (v) shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end investment companies.

“Restricted List” has the definition ascribed to such term in the Restricted List Policy, which can be found as an appendix to Adviser’s Insider Trading Policy.

“Restricted Securities” means all securities listed on the Restricted List.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

“Supervisory Person” is defined by the Advisers Act to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment advisor, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.

“Unregistered Investment Company” means an investment company exempt from registration under the Investment Company Act of 1940, as amended.

J.	INSIDER TRADING

1.0	PURPOSE

Adviser is required to establish, maintain and enforce policies and procedures to prevent the misuse of material, nonpublic information (“inside information”). These requirements are included in the Insider Trading and Securities Fraud Enforcement Act of 1988. Adviser and its parent companies have established policies and procedures reasonably designed to prevent the misuse of inside information considering Adviser’s business, structure, size and other relevant factors.

2.0	SCOPE

2.1 Who Is an Insider?

The concept of “insider” is broad. Adviser may be deemed an insider when it comes into possession of inside information through its various business activities. Adviser will remain an insider as long as it has inside information. Employees can also be insiders if they have inside information. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of Adviser’s affairs and as a result is given access to information solely for Adviser’s purposes. A temporary insider can include, among others, Adviser’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Adviser may become a temporary insider of a company it advises or for which it performs other services. The company must expect Adviser to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before Adviser will be considered an insider.

2.2 What Is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his investment decisions, or information that is reasonably certain to have a substantial effect on the price of the securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to the company’s business. For example, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security has been considered material by U.S. courts. In one case, a Wall Street Journal (the “WSJ”) reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

2.3 What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The WSJ or other publications of general circulation would be considered public.

2.4 Prohibitions Relating to Insider Trading

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider, while in possession of material, nonpublic information.

•

Trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated.

•	Communicating material, nonpublic information to others.

2.5 General Policy

Adviser strictly prohibits Employees from effecting securities transactions while in possession of inside information.

If Employees receive inside information, they should immediately report the matter to the CCO for further review.

Employees who have inside information are prohibited from trading on that information, whether for the account of Adviser or any client, or their own account, any accounts in which they have a direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.

Employees are also prohibited from disclosing such information to others.

The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities.

These procedures apply to all Employees.

2.6 Guidelines

2.6.1 Learning of Inside Information

It is not illegal to learn inside information. It is, however, illegal for Employees to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

2.6.2 Steps to Follow If You Think You Have Inside Information

If, after consideration of the above, you believe that you have learned inside information that is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should contact the CCO immediately through the compliance portal at https://www.mycomplianceoffice.com/customer/portal. You should not trade the security or disclose the information you have learned without consulting the CCO.

2.6.3 Investigations of Trading Activities

From time to time, the Exchanges, FINRA, and SEC may request information from AXA IM concerning trading in specific securities. Requests for information should be referred directly to the CCO. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. Adviser may submit these affidavits to the Exchanges, FINRA, or SEC.

2.6.4 Discussions with Bond Issuers

From time to time, Adviser takes significant positions in the U.S. high yield and the U.S. corporate investment grade debt markets. In its oversight of such positions, Adviser may contact issuers directly to suggest transactions (e.g., refinancing, special situations, etc.). A log of such conversations should be kept by the trading desk, subject to periodic review by the CCO. A record of each such conversation should be submitted to the CCO through compliance’s online portal. Any employees who believe that they may have learned inside information that is material or nonpublic in the course of these conversations should notify the CCO immediately of such information.

2.6.5 Expert Networks

Adviser does not currently use expert networks. To the extent an Employee desires to engage an expert network, such Employee must obtain preclearance from the CCO.

2.7 Procedures to Detect and Prevent Insider Trading

The role of the CCO is critical to the implementation and maintenance of Adviser’s procedures against insider trading. Supervisory procedures can be divided into two classifications, prevention of insider trading and detection of insider trading.

2.7.1 Detection of Insider Trading

To detect insider trading, the CCO will:

•	Periodically review the personal trading activity of Employees.

•	Review trading activity of Adviser’s own account.

2.7.2 Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer will:

•	Provide, on a periodic basis, an educational program to familiarize employees with Adviser’s insider trading procedures.

•	Answer questions regarding Adviser’s insider trading procedures.

•	Resolve issues of whether information received by an Employee is material and nonpublic.

•	Review on a regular basis and update as necessary Adviser’s Insider Trading Policy.

•	When it has been determined that an Employee has material, nonpublic information:

•	Implement measures to prevent dissemination of such information.

•	If necessary, restrict employees from trading the securities.

•	Maintain a Restricted List. [2]

•	Require prior written approval before an Employee may serve on a board of directors or other governing board of a publicly traded company.

2	Maintenance of the Restricted List is governed by the Restricted List Policy, attached as section 3, below.

•

Maintain a log, in a manner consistent with the AXA IM Risk and Control Standards, of all incidents brought to his attention when inside information was received by an Employee of Adviser, which such log shall remain confidential.

2.8 Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include:

Civil injunctions.

Treble damages.

Disgorgement of profits.

Jail sentences.

Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited.

Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Any violation of this policy statement can be expected to result in serious sanctions by Adviser, including dismissal of the person(s) involved.

2.9 Conclusion

Adviser has a vital interest in its reputation, the reputation of its Employees, and the integrity of the securities markets. Insider trading destroys that reputation and integrity. Adviser is committed to preventing insider trading and to punishing any Employee who engages in this practice or fails to comply with the above steps designed to prevent trading on or disclosing of inside information. These procedures are a vital part of Adviser compliance efforts and adherence is mandatory.

3.0	RESTRICTED LIST

3.1 Maintenance of Restricted List

The CCO, or his designate, will maintain a restricted list (the “Restricted List”), and, if appropriate, the investment guidelines team, for monitoring. The Restricted List shall contain clear guidelines as to when securities should be added to or deleted therefrom, the date of such actions, the reasons for such actions, the persons aware of the action (if the addition to the Restricted List involves inside information), and other data to be determined by the CCO. Issuers shall be added to the Restricted List in accordance with section 1.6.4 of the Code at the discretion of the CCO. As necessary, compliance will share with operations names of issuers from the Restricted List for purposes of blocking such issuers from entry to the order management system or trade tickets in use at the time.

At times, Adviser through its business activities may have access to material nonpublic information about public issuers or to persons that have material nonpublic information about public issuers. For example, clients of Adviser may be executive officers of publicly traded companies who have nonpublic information about such companies. Whenever an employee of Adviser sees a situation that could reasonably cause Adviser to become aware of material nonpublic information about an issuer, the employee must bring the situation to the attention of the CCO. The CCO will determine if the issuer should be added to the restricted list based on an evaluation of all the circumstances.

3.2 Pre-clearance on Trading Restricted Securities

An employee may not a trade for a client account or an Employee Account (as that term is defined in the Code) any securities on the Restricted List without obtaining preclearance from the CCO.

3.3 Monitoring of Trading of Restricted Securities

The CCO will periodically monitor trading to identify transactions in securities of issuers on the Restricted List and take action as necessary, which may include inquiry regarding the solicited or unsolicited nature of transactions, canceling transactions, or taking other appropriate action.

K.	GIFTS & ENTERTAINMENT POLICY

1.0	PURPOSE

Adviser has adopted this policy concerning gifts and entertainment to avoid impropriety or a conflict of interest or the appearance of impropriety or a conflict of interest. A conflict of interest occurs when the personal interests of Adviser employees interferes or could potentially interfere with their responsibilities to Adviser and its clients. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favors, entertainment, special accommodations or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Adviser or its employees. These general principles apply in addition to the more specific guidelines set forth below.

When does receipt or delivery of gifts or entertainment rise to a violation of law? There is no clear answer to this question; rather, it is a matter of judgment. Employees should take into consideration that even the appearance of impropriety or a conflict of interest may rise to the level of illegality. Accordingly, Employees are encouraged to seek guidance from the CCO with respect to gifts and entertainment.

2.0	POLICIES AND PROCEDURES

2.1 Gifts Valued at More Than $100

No Employee may receive or give anything of value of more than $100 per individual per year to/from any person employed by an institution with which Adviser does business, or would like to do business.

2.2 Approval for Giving Gifts Valued at Less Than $100

Any Employee who receives or gives anything of value of less than $100 per individual per year to/from any person employed by an institution with which Adviser does business (e.g., a vendor or counterparty), or would like to do business, must complete a gifts and entertainment form online at https://www.mycomplianceoffice.com/customer/portal as soon as possible. For the purpose of gift tracking, employees may not pay for any gift out of their own pocket, unless it is a personal gift (where such gift is not reimbursed). The CCO will follow up with the Employee’s manager for his/her approval of such gift. The CCO, or his designate, shall monitor such gift giving for any pattern that may indicate a conflict of interest.

2.3 Valuation of Gifts

Employees should use reasonable judgment in estimating the value of any gifts given or received.

2.4 General Definition of Gifts

Gifts shall include any item, service, favor, entertainment, special accommodation, holiday, trip, airfare, hotel stay, conference or seminar, or other thing of material value without the accompaniment of an officer or employee of the vendor or counterparty providing the gift.

2.5 Entertainment

No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, counterparty, vendor or any person or entity that does or seeks to do business with or on behalf of Adviser. No Employee may provide or accept entertainment greater than (in the aggregate) $600 per year to or from any person employed by an institution with which Adviser does business (e.g., a vendor or counterparty), or would like to do business. Employees may provide or accept a business entertainment event, such as a sporting event, seminar or theater performance, of reasonable value, if the person or entity providing the entertainment is present, by completing an gifts and entertainment form online at https://www.mycomplianceoffice.com/customer/portal as soon as possible. The CCO, or his designate, shall monitor such gift giving for any pattern that may indicate a conflict of interest.

2.6 Meals

Business lunches, dinners and receptions may be provided or accepted provided they are reasonable as to cost, location and frequency. Employees may provide or accept meals, if the person or entity providing the entertainment is present, by completing an gifts and entertainment form online at https://www.mycomplianceoffice.com/customer/portal as soon as possible.

2.7 Cash

No employees may give or accept cash gifts or cash equivalents to or from any person or entity that has an existing or potential business relationship with Adviser.

2.8 No Quid Pro Quos

Regardless of the value of the gift or entertainment, Employees should never condition a decision to do business, or the terms under which they will do business, on their receipt of gift or entertainment. Similarly, Employees should never provide a gift or entertainment subject to the condition that an employee of a client will, because of such gift or entertainment, decide to do business with Adviser, continue to do business with Adviser, or do business with Adviser on terms different than would have been the case in the absence of such gift or entertainment.

2.9 Solicited Gifts

No Employee may use his or her position with Adviser to obtain anything of value from a client, vendor, counterparty or any other person or entity with whom the Employee refers business, or any other entity with which Adviser does business.

2. 10 Union Officials

Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds. Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold. Accordingly, Employees must receive pre-approval from the CCO for gifts and entertainment provided to such persons.

2.11 Anti-Bribery

In accordance with AXA IM SA’s Anti Bribery and Corruption Standard, the commission or acceptance of bribery by any Employee, or any associated person acting on behalf therefor, is prohibited. Bribery may be defined as an act to corruptly pay, offer or promise anything of value (or to authorize such actions) to any person, directly or indirectly, for the purpose of influencing that person’s decision to obtain or retain business or any other improper advantage or opportunity which provides for or creates a competitive advantage.

2.12 Facilitation Payments

The use or making of facilitation payments by any Employee or any party acting on behalf of Adviser or any Employee is prohibited. A facilitation payment is a payment made to a government or administrative office to obtain or retain business or avoid potentially costly delays in transactions or business operations. They are made to obtain routine services, permissions or approvals from persons in their official capacity who provide said services as part of their customary duties and responsibilities. Facilitation payments are often illegal in countries in which they are typically paid, making such payment a possible violation of local law. Examples include:

•	Processing government paperwork including customs, immigration clearance, licensing and registration;

•	Providing routine government services such as police protection;

•	Issuing of business approvals, licenses, permits, etc.; and

•	Installation of public utilities such a telephone, power, etc.